EXHIBIT 99.1
Element Solutions Inc
Announces 2019 First Quarter Financial Results

•	Net sales from continuing operations of $460 million, a decline of 7% on a reported basis or 3% on an organic basis

•	Reported net loss from continuing operations of $4 million, compared to a loss of $9 million in the same period last year

•	Adjusted EBITDA from continuing operations of $99 million, an increase of 1% over last year on a constant currency basis

•	Cash flows used in operating activities of $32 million, free cash flows on an adjusted basis of approximately $50 million

•	Reaffirming full year adjusted EPS guidance of $0.82 to $0.87 and adjusted EBITDA guidance of 5% to 8% growth on a constant currency basis
Miami, Fla., May 1, 2019 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results from continuing operations for the three months ended March 31, 2019.
Unless otherwise specified, the results presented in this press release exclude discontinued operations which relate to the Company's former Agricultural Solutions business, the sale of which closed on January 31, 2019 for $4.2 billion in cash, subject to post-closing adjustments. For the three months ended March 31, 2019, the Company's continuing operations include interest expense related to senior notes and term loans outstanding prior to the sale of Agricultural Solutions.
Executive Commentary
Chief Executive Officer Benjamin Gliklich said, “This was a transformational quarter for Element Solutions in which we made strong progress against many key objectives and repositioned the Company for long-term success. The weakness in our end-markets from the second half of 2018 persisted this quarter and our financial results reflect these macroeconomic realities. However, the resilience of our variable cost model, our diversification and our strong cash flow characteristics can be seen in our results. While the top-line declined 3% organically, our adjusted EBITDA increased 1% year-over-year on a constant currency basis. We would have generated approximately $50 million of free cash flow in the quarter on a standalone basis, assuming a closing of the Arysta transaction and the implementation of our new capital structure at the beginning of the year.”
Gliklich continued, “With our leadership team in place and the activity associated with the sale of Arysta behind us, we are focused on driving organic results, cost containment and our corporate reorganizational savings to deliver on our objectives. Our teams have experience navigating challenging markets to deliver financial outperformance. Though we do not expect a second quarter recovery, we do expect, as do our customers, that end-markets will improve in the second half of 2019. In that context, we are reaffirming our full year adjusted EPS and constant currency adjusted EBITDA growth guidance.”
First Quarter 2019 Highlights (compared with first quarter 2018) for continuing operations:

•
Net sales on a reported basis for the first quarter of 2019 were $460 million, a decrease of 7% over the first quarter of 2018. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions decreased 3%.

◦	Electronics: Net sales decreased 8% to $266 million. Organic net sales decreased 5%.

◦	Industrial & Specialty: Net sales decreased 5% to $194 million. Organic net sales were relatively flat.

•	Reported net loss from continuing operations for the first quarter of 2019 was $4 million, as compared to a net loss of $9 million for the first quarter of 2018.

•	Adjusted EBITDA for the first quarter of 2019 was $99 million, a decrease of 5%. On a constant currency basis, adjusted EBITDA increased 1%.

◦	Electronics: Adjusted EBITDA was $56 million, a decrease of 6%. On a constant currency basis, adjusted EBITDA decreased 1%.

◦	Industrial & Specialty: Adjusted EBITDA was $42 million, a decrease of 4%. On a constant currency basis, adjusted EBITDA increased 3%.

◦	Adjusted EBITDA margin for the combined company increased by 30 basis points to 21.4%. On a constant currency basis, adjusted EBITDA margin increased by 70 basis points.

2019 Guidance Reaffirmed

Element Solutions reaffirmed its prior 2019 financial guidance, with adjusted earnings per share (EPS) expected to be between $0.82 and $0.87 and adjusted EBITDA growth expected to be between 5% and 8% on a constant currency basis. The Company expects flat to 2% organic net sales growth.
Recent Developments
On February 8, 2019, as part of its previously-announced share repurchase program, the Company repurchased 37 million shares of its common stock for an aggregate purchase price of $434 million. These repurchased shares, which were retired on that date, represented approximately 13% of the Company's then outstanding common stock. The remaining authorization under this share repurchase program totaled $316 million at March 31, 2019.
On March 12, 2019, Carey J. Dorman, previously Corporate Treasurer and Vice President, Investor Relations, was appointed as the Company's Chief Financial Officer. In this new role, Mr. Dorman is the principal financial officer of Element Solutions.
On April 22, 2019, the Board elected Christopher T. Fraser and Scot R. Benson to serve as directors of the Company. Christopher T. Fraser has broad experience across the chemicals and materials sector. He served as Chairman of the Board of KMG Chemicals Inc. from 2012 to 2018 and was a director from 2008 to 2018. He also served as Chief Executive Officer and President of KMG Chemicals Inc. from 2013 to 2018. He is currently a director at Panhandle Oil and Gas Inc. Scot R. Benson, prior to being promoted to the role of President and Chief Operating Officer of Element Solutions in January 2019, served as President of the former Performance Solutions segment of the Company from 2015 to January 2019 where he led the integration of the former Alent plc businesses and the former OM Group businesses with Element Solutions’ predecessor company, MacDermid, Incorporated.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2019 first quarter financial results at 8:30 a.m. (Eastern Time) on Wednesday, May 1, 2019. Participants on the call will include Martin E. Franklin, Executive Chairman; Benjamin Gliklich, Chief Executive Officer; Scot R. Benson, President and Chief Operating Officer; and Carey J. Dorman, Chief Financial Officer.
To listen to the call by telephone, please dial 877-876-9176 (domestic) or 785-424-1670 (international) and provide the Conference ID: ESIQ119. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available for three weeks shortly after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading specialty chemicals company whose businesses formulate a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, our businesses’ innovative solutions enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential" "target" or "goal" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's 2019 constant currency adjusted EBITDA growth and adjusted EPS guidance; expected organic net sales growth; free cash flow assuming a closing of the Arysta transaction and the implementation of the Company's new capital structure at the beginning of the year; driving organic results; cost containment; corporate reorganizational savings; delivering on objectives; macro conditions in 2019; and outlook for the Company's markets and the demand for its products. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company's ability to realize the anticipated benefits, efficiencies and cost savings expected from the recent sale of its Agricultural Solutions business; the success of the Company’s leadership transition and go-forward structure and strategy; the impact of acquisitions, divestitures, restructurings, refinancings, and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports filed by Element Solutions with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(amounts in millions, except per share amounts)	2019	2018
Net sales	$459.8	$492.5
Cost of sales	261.5	281.4
Gross profit	198.3	211.1
Operating expenses:
Selling, technical, general and administrative	142.4	140.8
Research and development	10.8	11.4
Total operating expenses	153.2	152.2
Operating profit	45.1	58.9
Other expense:
Interest expense, net	(38.1)	(77.2)
Foreign exchange gain	27.1	7.5
Other (expense) income, net	(48.0)	11.8
Total other expense	(59.0)	(57.9)
(Loss) income before income taxes and non-controlling interests	(13.9)	1.0
Income tax benefit (expense)	10.4	(9.9)
Net loss from continuing operations	(3.5)	(8.9)
Income from discontinued operations, net of tax	27.4	46.9
Net income	23.9	38.0
Net income attributable to the non-controlling interests	(0.7)	(0.7)
Net income attributable to common stockholders	$23.2	$37.3

(Loss) earnings per share
Basic from continuing operations	$(0.02)	$(0.04)
Basic from discontinued operations	0.11	0.17
Basic attributable to common stockholders	$0.09	$0.13

Diluted from continuing operations	$(0.02)	$(0.04)
Diluted from discontinued operations	0.11	0.17
Diluted attributable to common stockholders	$0.09	$0.13

Weighted average common shares outstanding
Basic	268.2	287.9
Diluted	268.2	287.9

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(amounts in millions)	2019	2018
Assets
Cash and cash equivalents	$230.4	$233.6
Accounts receivable, net of allowance for doubtful accounts of $6.9 and $7.7 at March 31, 2019 and December 31, 2018, respectively	380.3	382.4
Inventories	202.4	188.1
Prepaid expenses	19.9	14.3
Other current assets	53.6	42.5
Current assets of discontinued operations	115.1	1,621.3
Total current assets	1,001.7	2,482.2
Property, plant and equipment, net	263.0	266.9
Goodwill	2,191.4	2,182.6
Intangible assets, net	999.9	1,024.5
Other assets	109.5	32.9
Non-current assets of discontinued operations	6.7	3,412.4
Total assets	$4,572.2	$9,401.5
Liabilities and stockholders' equity
Accounts payable	$110.0	$100.9
Current installments of long-term debt and revolving credit facilities	128.0	25.3
Accrued expenses and other current liabilities	138.0	189.5
Current liabilities of discontinued operations	80.1	826.8
Total current liabilities	456.1	1,142.5
Debt	1,516.5	5,350.7
Pension and post-retirement benefits	48.6	49.5
Deferred income taxes	128.5	133.0
Other liabilities	167.3	128.5
Non-current liabilities of discontinued operations	—	416.2
Total liabilities	2,317.0	7,220.4
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock: 400.0 shares authorized (2019: 258.0 shares issued; 2018: 289.3 shares issued)	2.6	2.9
Additional paid-in capital	4,105.1	4,062.1
Treasury stock (2019: 0.5 shares; 2018: 0.3 shares)	(5.4)	(3.5)
Accumulated deficit	(1,605.5)	(1,195.4)
Accumulated other comprehensive loss	(240.1)	(756.9)
Total stockholders' equity	2,256.7	2,109.2
Non-controlling interests	(1.5)	71.9
Total equity	2,255.2	2,181.1
Total liabilities and stockholders' equity	$4,572.2	$9,401.5

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(amounts in millions)	2019	2018
Cash flows from operating activities:
Net income	$23.9	$38.0
Net income from discontinued operations, net of tax	27.4	46.9
Net loss from continuing operations	(3.5)	(8.9)
Reconciliation of net loss from continuing operations to net cash flows used in operating activities:
Depreciation and amortization	38.7	40.2
Deferred income taxes	(2.0)	(0.6)
Foreign exchange gain	(33.0)	(8.6)
Other, net	75.4	(4.5)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2.8	(11.7)
Inventory	(14.3)	(17.0)
Accounts payable	9.5	4.9
Accrued expenses	(67.3)	(39.5)
Prepaid expenses and other current assets	(4.6)	6.1
Other assets and liabilities	(33.7)	(9.8)
Net cash flows used in operating activities of continuing operations	(32.0)	(49.4)
Cash flows from investing activities:
Capital expenditures	(6.7)	(4.8)
Proceeds from the sale of equity investment	—	25.0
Proceeds from Arysta Sale (net of cash $148.7 million)	4,192.3	—
Other, net	8.5	(0.8)
Net cash flows provided by investing activities of continuing operations	4,194.1	19.4
Cash flows from financing activities:
Debt proceeds, net of discount	749.1	—
Repayments of borrowings	(4,601.0)	(0.1)
Change in lines of credit, net	95.3	52.0
Repurchase of common stock	(433.6)	—
Payment of financing fees	(39.5)	(0.6)
Other, net	(10.8)	0.2
Net cash flows (used in) provided by financing activities of continuing operations	(4,240.5)	51.5
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	(115.9)	(111.7)
Net cash flows used in investing activities of discontinued operations	(5.0)	(12.6)
Net cash flows provided by financing activities of discontinued operations	4.8	22.7
Net cash flows used in discontinued operations	(116.1)	(101.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	9.4	14.1
Net decrease in cash, cash equivalents and restricted cash	(185.1)	(66.0)
Cash, cash equivalents and restricted cash at beginning of period	415.5	483.9
Cash, cash equivalents and restricted cash at end of period	$230.4	$417.9

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS - CONTINUING OPERATIONS
	Three Months Ended March 31,
($ dollar amounts in millions)	2019	2018	Reported	Constant Currency	Organic
Net Sales
Electronics	$265.9	$288.0	(8%)	(4%)	(5%)
Industrial & Specialty	193.9	204.5	(5%)	0%	0%
Total	$459.8	$492.5	(7%)	(2%)	(3%)

Adjusted EBITDA
Electronics	$56.4	$60.1	(6%)	(1%)
Industrial & Specialty	42.2	44.0	(4%)	3%
Total	$98.6	$104.1	(5%)	1%

	Three Months Ended March 31,			Constant Currency
	2019	2018	Change	2019	Change
Adjusted EBITDA Margin
Electronics	21.2%	20.9%	30bps	21.5%	60bps
Industrial & Specialty	21.8%	21.5%	30bps	22.1%	60bps
Total	21.4%	21.1%	30bps	21.8%	70bps

II. UNAUDITED CAPITAL STRUCTURE
($ dollar amounts in millions)		Maturity	Coupon	March 31, 2019
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$120.0
First Lien Credit Facility - USD Term Loans	(1)	1/31/2026	LIBOR plus 2.25%	748.2
Other Secured Debt				1.0
Total First Lien Debt				869.2
Senior Notes due 2025		12/1/2025	5.875%	800.0
Other Unsecured Debt				0.2
Total Unsecured Debt				800.2
Total Debt				1,669.4
Cash Balance				230.4
Net Debt				$1,439.0
Adjusted Shares Outstanding	(2)			262.4
Market Capitalization	(3)			$2,650.2
Total Capitalization				$4,089.2

(1)	Element Solutions swapped its floating term loan to fixed rate through January 2024. At March 31, 2019, approximately 93% of its debt was fixed and 7% was floating.

(2)	See "Non-GAAP Adjusted Common Shares at March 31, 2019 and 2018 (Unaudited)" following the Adjusted Earnings Per Share table below.

(3)	Based on the closing price of the shares of Element Solutions of $10.10 at March 29, 2019, the last trading day of Q1 2019.

III. SELECTED FINANCIAL DATA - CONTINUING OPERATIONS
	Three Months Ended March 31,
(amounts in millions)	2019	2018
Interest expense	$39.3	$77.5
Interest paid	$63.1	$84.4
Income tax (benefit) expense	$(10.4)	$9.9
Income taxes paid	$14.2	$18.2
Capital expenditures	$6.7	$4.8

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, free cash flow, guidance related to adjusted EPS and constant currency adjusted EBITDA growth, organic net sales growth and organic net sales growth expectations. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews each of the non-GAAP measures mentioned above to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides adjusted EBITDA guidance, adjusted EPS guidance and organic net sales growth expectations on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three months ended March 31, 2019:

	Three Months Ended March 31, 2019
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(8)%	4%	(4)%	0%	(1)%	(5)%
Industrial & Specialty	(5)%	5%	0%	—%	—%	0%
Total	(7)%	5%	(2)%	0%	(1)%	(3)%
NOTE: Totals may not sum due to rounding.
For the three months ended March 31, 2019, Electronics' and the Company's consolidated results were positively impacted by $2.6 million of acquisitions and $1.0 million of pass-through metals pricing.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangibles assets and the step-up depreciation associated with fixed assets, both recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 27% and 34% for the three months ended March 31, 2019 and 2018, respectively, as described in footnote (10) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's new capital structure by assuming that the sale of Agricultural Solutions had closed and the new credit agreement had been in place on January 1, 2019 which the Company believes is more reflective of the go-forward capital structure of the Company.
The resulting adjusted net income from continuing operations is then divided by Element Solutions' outstanding number of shares of common stock plus the number of shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target and issued at each period presented. Adjusted earnings per share is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted earnings per share for each period presented below:

		Three Months Ended March 31,
(amounts in millions, except per share amounts)		2019	2018
Net income attributable to common stockholders		$23.2	$37.3
Net income from discontinued operations attributable to common stockholders		27.3	47.5
Net loss from continuing operations attributable to common stockholders		(4.1)	(10.2)
Reversal of amortization expense	(1)	28.4	28.5
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.1	2.9
Adjustment to interest expense	(2)	20.1	—
Restructuring expense	(3)	1.2	1.7
Integration costs	(4)	1.4	1.0
Foreign exchange gain on foreign denominated external and internal long-term debt	(5)	(28.3)	(7.7)
Debt refinancing costs	(6)	60.7	—
Gain on sale of equity investment	(7)	—	(11.3)
Change in fair value of contingent consideration	(8)	2.4	0.5
Other, net	(9)	(1.7)	1.5
Tax effect of pre-tax non-GAAP adjustments	(10)	(23.3)	(5.8)
Adjustment to estimated effective tax rate	(10)	(6.6)	9.5
Adjustment to reverse loss attributable to certain non-controlling interests	(11)	0.5	1.2
Adjusted net income from continuing operations attributable to common stockholders		$52.8	$11.8

Adjusted earnings per share from continuing operations	(12)	$0.20	$0.04

Adjusted common shares outstanding	(12)	262.4	299.1

(1)
The Company eliminates amortization expense associated with intangible assets and incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.

(2)
The Company adjusts its 2019 interest expense to reflect its new capital structure by assuming that the sale of Agricultural Solutions had closed and the new credit agreement had been in place on January 1, 2019 to better reflect the go-forward capital structure of the Company.

(3)
The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(4)
The Company adjusts for costs associated with integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(5)
The Company adjusts for foreign exchange gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.

(6)
The Company adjusts for costs related to the redemption of its 6.00% and 6.50% senior notes and the pay down its term loan debt because it believes these costs are not reflective of ongoing operations.

(7)	The Company adjusts for a gain on the sale of an equity investment in 2018 because it believes it is not reflective of ongoing operations.

(8)
The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition"). The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(9)
The Company's 2019 adjustments include a $12.5 million gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt, offset in part by employee expenses associated with the sale of Agricultural Solutions that do not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees. The Company's 2018 adjustments primarily include professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(10)
The Company adjusts its effective tax rate to 27% for the three months ended March 31, 2019. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 27% to pre-tax non-GAAP adjustments. For the three ended

March 31, 2018, the Company adjusted its effective tax rate to 34%. The Company adjusts the effective tax rates because it believes it provides a meaningful comparison of its performance between periods.

(11)
On March 29, 2019, as a result of the merger of Platform Delaware Holdings, Inc. ("PDH") with and into the Company, each outstanding equity interest in PDH was converted into the right to receive one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid acquisition because holders of such equity interest were expected to convert their holdings into shares of the Company's common stock. The Company also adjusted these non-controlling interests because it believed they were not reflective of ongoing operations.

(12)
The Company defines "Adjusted common shares" as the outstanding shares of its common stock at March 31, 2019 or 2018, plus the number of shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and awarded equity grants with targets that are considered probable of achievement were vested at target and issued as of March 31, 2019 or 2018, as applicable. The Company adjusts the number of outstanding shares of its common stock for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.

NON-GAAP ADJUSTED SHARES AT MARCH 31, 2019 AND 2018 (UNAUDITED)

The following table shows Element Solutions' adjusted common shares outstanding at each period presented which consists of Element Solutions' outstanding number of shares of common stock plus the number of shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target and issued at each period presented:

	Three Months Ended March 31,
(amounts in millions)	2019	2018
Basic outstanding common shares	257.4	288.1
Number of shares issuable upon conversion of PDH Common Stock*	—	4.2
Number of shares issuable upon conversion of Series A Preferred Stock	2.0	2.0
Number of shares issuable upon vesting and exercise of Stock Options	0.7	0.7
Number of shares issuable upon vesting of granted Equity Awards	2.3	4.1
Adjusted common shares outstanding	262.4	299.1
* At March 29, 2019, approximately 4.0 million shares of the Company's common stock had not been issued pending receipt of letters of transmittal from PDH common stockholders following the merger of PDH with and into the Company requesting the conversion of the PDH common stock into the Company's common stock. However, the Company has treated such shares of common stock as outstanding at March 31, 2019 given that the receipt of the letters of transmittal is considered perfunctory as the Company is legally obligated to issue these shares in connection with the merger, and that PDH ceased to exist as a legal entity on March 29, 2019.

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the Adjusted Earnings Per Share reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended March 31,
(amounts in millions)		2019	2018
Net income attributable to common stockholders		$23.2	$37.3
Add (subtract):
Net income attributable to the non-controlling interests		0.7	0.7
Income from discontinued operations, net of tax		(27.4)	(46.9)
Income tax (benefit) expense		(10.4)	9.9
Interest expense, net		38.1	77.2
Depreciation expense		10.3	11.7
Amortization expense		28.4	28.5
EBITDA		62.9	118.4
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(3)	1.2	1.7
Integration costs	(4)	1.4	1.0
Foreign exchange gain on foreign denominated external and internal long-term debt	(5)	(28.3)	(7.7)
Debt refinancing costs	(6)	60.7	—
Change in fair value of contingent consideration	(8)	2.4	0.5
Gain on sale of equity investment	(7)	—	(11.3)
Other, net	(9)	(1.7)	1.5
Adjusted EBITDA		$98.6	$104.1
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above.
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow on an adjusted basis adjusts for one-time cash operating expenses related to the sale of the Agricultural Solutions business and for the payment of a portion of the MacDermid contingent consideration, and assumes that the Company's new capital structure was in place on January 1 2019. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for use in evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flows on an adjusted basis:"

(amounts in millions)
Cash flows from operating activities	$(32)
Capital expenditures	(7)
Disposal of property plant and equipment	—
Free cash flows	(39)
Adjustments to arrive at free cash flows on an adjusted basis:
Interest payments - prior capital structure (1)	57
Interest payments - new capital structure (1)	(3)
Other (2)	38
Free cash flows on an adjusted basis	~ $50

(1)
Adjustments for 2019 interest payments to reflect the Company's new capital structure by assuming that the Arysta transaction had closed and the new credit agreement had been in place on January 1, 2019.

(2)	Adjustment for the MacDermid contingent consideration payment and payment for employee expenses associated with the Arysta transaction that do not qualify for discontinued operations.
Investor Relations Contact:
Yash Nehete
Senior Associate, Corporate Development and Investor Relations
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845